EXHIBIT 10.4

NORTHWEST BANK
ANNUAL PERFORMANCE AWARD PLAN
1.Background and Purpose.
1.1Purpose. The purpose of the Northwest Bank Annual Performance Award Plan (the "Plan") is to attract, retain and motivate eligible employees by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and/or individual performance goals.
1.2Effective Date. The Plan is effective as of April 20, 2022 (the "Effective Date") and shall remain in effect until it has been terminated pursuant to Section 9.6.
2.Definitions. The following terms shall have the following meanings:
2.1"Award" means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.
2.2“Bank” means Northwest Bank
2.3"Base Salary" means the Participant's annualized rate of base salary on the last day of the Performance Period before (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to any Company or Subsidiary-sponsored plans.
2.4"Board" means the Board of Directors of the Company, as constituted from time to time.
2.5"Cause" means:
(a)If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of termination for “Cause,” the meaning set forth in such agreement; or
(b)In the absence of such a definition, termination because of a Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Chief Executive Officer of the Bank or the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.

2.6"Change in Control" means:
(a)The consummation by the Company or the Bank, in a single transaction or series of related transactions, of any of the following:
(i)Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Company or the Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;
(ii)Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s Voting Securities; provided, however, this clause (b) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding Voting Securities;
(iii)Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board or the Bank’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board or the Bank’s board of directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period or who is appointed as a director as a result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation shall be deemed to have also been a director at the beginning of such period; or
(iv)Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets. Notwithstanding the foregoing, in the event that an Award constitutes “deferred compensation” as defined under Code Section 409A, and the settlement of, or distribution of benefits under, such Award is to be triggered solely by a Change in Control, then with respect to such Award, a Change in Control shall be defined as required under Code Section 409A, as in effect at the time of such transaction.
2.7“Clawback Policy” means the clawback policy covering bonus and/or incentive awards adopted by the Compensation Committee and/or approved by the Board of Directors from time to time.
2.8"Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
2.9"Committee" means the Compensation Committee of the Board of Directors.
2.10"Company" means Northwest Bancshares, Inc., and any successor thereto.

2.11"Disability" means:
(a)If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of termination of “Disability” or “Disabled,” the meaning set forth in such agreement; or
(b)In the absence of such a definition, “Disability” shall be defined in accordance with the Bank’s long-term disability plan. To the extent that an Award hereunder is subject to Code Section 409A, “Disability” or “Disabled” shall mean that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a termination due to Disability has occurred.
2.12“Non-Solicitation Agreement” means the participant will not solicit employees, customers, and clients during their relationship with Northwest and for a period of 12 months following the termination of the relationship with Northwest, alone or with others, directly or indirectly.
2.13"Participant" means as to any Performance Period, the employees of the Company or a Subsidiary who are designated by the Committee to participate in the Plan for that Performance Period.
2.14"Performance Measures" means the performance metrics upon which the Performance Goals for a particular Performance Period are based, as determined by the Committee. The performance measures need not be the same with respect to each Participant. Performance measures may be based on the performance of the Company as a whole, on any one or more Subsidiaries or business units of the Company or a Subsidiary, and/or individual performance, and may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent the exclusion is identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report or in the Compensation Discussion and Analysis Section, if any, of the Company’s annual proxy statement, including but not limited to: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; or (iv) the effects of expenses incurred in connection with a merger, branch acquisition or similar transaction. To the extent not specifically excluded, such effects shall be included in any applicable performance measure.
2.15"Performance Goals" means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more Performance Measure. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

2.16"Performance Period" means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Plan Year.
2.17"Plan" means the Northwest Bank Annual Performance Award Plan, as hereafter amended from time to time.
2.18"Plan Year" means the Company's fiscal year, which commences on January 1st and ends on December 31st.
2.19"Pro-Rated Award" means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or a Subsidiary for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or a Subsidiary during the Performance Period and the denominator of which is the number of days in the Performance Period.
2.20“Qualified Retirement” means retirement after December 31st of performance year (defined as age 65 with a minimum of 5 years of Northwest service or 55 with a minimum of 25 years of Northwest service).
2.21“Subsidiary” means any corporation, affiliate, bank or other entity which would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and shall also mean any partnership or joint venture in which the Company and/or other Subsidiary owns more than fifty percent (50%) of the capital or profits interests.
2.22"Target Award" means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant's Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash.
2.23“Voting Securities” means any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.
3.Administration.
3.1Administration by the Committee. The Plan shall be administered by the Committee which shall consist of not less than two (2) members of the Board. Members of the Committee shall be appointed by the Board.
3.2Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (a) designate Participants; (b) determine the terms and conditions of any Award; (c) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (d) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (e) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (f) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
3.3Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company's certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4.Eligibility and Participation.
4.1Eligibility. Only employees of the Company and its participating Subsidiaries are eligible to participate in the Plan.
4.2Participation. The Committee, in its discretion, shall select the persons who shall be Participants for each Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.
4.3New Hires; Newly Eligible Participants. To be eligible for participation, an employee must have been employed by the Company or a participating Subsidiary before October 1st of of the Performance Period. A newly hired or newly eligible Participant meeting the minimum service requirement will be eligible to receive a Pro-Rated Award if hired between April 1st and September 30th of the Performance Period.
5.Terms of Awards.
5.1Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.
5.2Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Measure, each of which may carry a different weight, and which may differ from Participant to Participant.
5.3Adjustments. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or its Subsidiaries conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may: (i) adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.
6.Payment of Awards.
6.1Determination of Awards.
(a)Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. Subject to Section 6.1(c), if the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.
(b)To the extent that the Performance Goals are achieved, the Committee shall determine the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine the amount of each Participant's Award.
(c)In determining the amount of each Award, the Committee may reduce, eliminate or increase the amount of an Award if, in its sole discretion, such reduction, elimination or increase is appropriate.
6.2Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee's determination pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than 2 1/2 months following the end of the Performance Period.
6.3Employment Requirement. Except as otherwise provided in Section 7, no Award shall be paid to any Participant who is not actively employed by the Company or a Subsidiary on the date that Awards are paid.
6.4Other Requirements. In order to be eligible for Award payout, Participants must have met the following requirements:
(a)A rating of “partially met expectations” or higher in the most recent performance evaluation;
(b)An executed Non-Solicitation Agreement prior to payment; and
(c)For Participants at the Corporate Senior Vice President level and higher, written agreement with the Company’s Clawback Policy in effect at the time of payment.
6.5Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to such rules of code section 409a, including the timing of deferral elections and such additional procedures as shall be determined by the Committee in its sole discretion.
7.Termination of Employment.
7.1Employment Requirement. Except as otherwise provided in Section 7.2 and 7.3, if a Participant's employment terminates for any reason prior to the date that Awards are paid, all of the Participant's rights to an Award for the Performance Period shall be forfeited.

7.2Termination of Employment Due to Death or Disability. If a Participant's employment is terminated by reason of his or her death or Disability during a Performance Period or following a Performance Period but before the date that Awards are paid, the Participant or his or her beneficiary will be paid a Pro-Rated Award that would otherwise be payable if the Participant remained employed through the date that Awards are paid. In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines that the Participant is Disabled. Payment of such Pro-Rated Awardwill be made at the same time and in the same manner as Awards are paid to other Participants.
7.3“Termination of Employment due to a Qualified Retirement”. If a participant terminates due to a qualified retirement on or after December 31st of the performance year, participant will be eligible for a bonus pending business results.
8.Change in Control.
If a Change in Control occurs during a Performance Period, each Participant will receive an amount equal to the greater of his or her Target Award or the award based on actual performance calculated at the time of change of control, multiplied by a fraction, the numerator of which equals the number of days that have elapsed since the beginning of the Performance Period through and including the date of the Change in Control and the denominator of which equals the number of days in the Performance Period. Awards paid in connection with a Change in Control will be paid within 30 days following the Change in Control.
9.General Provisions.
9.1Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
9.2Non-transferability. A person's rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant's death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.
9.3No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Subsidiary or affect the right of the Company or any Subsidiary to terminate the employment of any Participant.
9.4No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.
9.5Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.
9.6Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.
9.7Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).
9.8Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law.
9.9Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company's practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.
9.10Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.
9.11Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.
9.12Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.
9.13Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
9.14Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.
9.15Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.
9.16Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Corporate Secretary of the Company at 100 Liberty Steet, PO Box 128, Warren, PA 16365.

9.17Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
9.18Clawback. All Awards for Executive Officers are subject to the Company's Clawback Policy as in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant.
The action permitted to be taken by the Board under this Section 9.18 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.